Exhibit 99.1

FOR IMMEDIATE RELEASE

Acusphere, Inc. Announces Resignation of Howard Bernstein

WATERTOWN, Mass., November 17, 2008 — Acusphere, Inc. (NASDAQ: ACUS) today announced that Dr. Howard Bernstein, Executive Vice President of Research and Development, has resigned to pursue new opportunities.  His resignation, effective November 18, 2008, brings an end to a 14-year career with the company in which he drove the development of the company’s lead product candidate, which is currently awaiting approval by the U.S. Food & Drug Administration (FDA).

Dr. Bernstein was instrumental in the development of Acusphere’s core microsphere technology platform and in devising ways to apply that technology to potential new and existing drugs.  Most notably, he was a critical contributor to the development of ImagifyTM (Perflubutane Polymer Microspheres) for Injectable Suspension, a cardiovascular drug for the detection of coronary artery disease, which addresses a potential $2 billion U.S. marketplace.

Dr. Bernstein said, “When we started the development of AI-700, as Imagify was initially known, it was just a concept. That concept grew into an important potential new drug of which we can all be proud. As Acusphere today plans for Imagify’s potential approval and commercialization, it has assembled a dedicated staff to support its introduction into the market place. With my work complete, I see this as a good time for me to move on to another challenging research and development opportunity.”

Sherri C. Oberg, President and CEO of Acusphere, said, “All of us who have worked closely with Howard over the years are greatly indebted to him for his leadership and many contributions to the science underlying our core technology and most notably, our lead drug candidate, Imagify. We all wish Howard well in his new endeavor.”

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. We are focused on developing proprietary drugs that can offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use, expanded indications or reduced cost. Our lead product candidate, ImagifyTM (Perflubutane Polymer

Microspheres) for Injectable Suspension, is a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States, for which a New Drug Application (NDA) was submitted to the U.S. Food & Drug Administration (FDA) in April 2008 and filed in June 2008. Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. It is estimated that more than 10 million procedures are done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. The Company estimates that the potential annual U.S. market opportunity for Imagify exceeds $2 billion. Imagify and the Company’s other product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

“Acusphere” and “Imagify” are trademarks of Acusphere, Inc.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding, the efficacy, safety and tolerability of Imagify, the NDA submission for Imagify and likelihood of regulatory approval, the commercial opportunity for Imagify and other business development efforts. There can be no assurance that Imagify will be approved for the indication the Company is seeking, or at all. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding regulatory evaluation of the Company’s statistical analysis plan and clinical trial results and uncertainties regarding the potential effects of not achieving clinical endpoints, limited time to date for the Company to review the details of the clinical trial results, future capital needs and uncertainty of additional financing, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Form 10-Q for the quarter ended September 30, 2008. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

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Contact: Lawrence A. Gyenes, Chief Financial Officer 617-648-8800	Investors: Tel: (617) 925-3444 Email: IR@acusphere.com Acusphere, Inc.